Exhibit 95

Mine Safety Disclosure

Chevron is an operator of the following coal and molybdenum mines for which reporting requirements apply under Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act as a result of citations and orders received from the Mine Safety and Health Administration (MSHA) during the year ending December 31, 2011. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

The items in the table below refer to the applicable sections of the Federal Mine Safety and Health Administration Act of 1977 under which reporting is required for the year ending December 31, 2011.

									Received
									Notice of
								Received	Potential	Legal
							Total	Notice of	to Have	Actions
			Section			Total Dollar	Number	Pattern of	Pattern of	Pending	Legal	Legal
	Section		104(d)			Value of	of	Violation	Violation	as of	Actions	Actions
	104	Section	Citations	Section	Section	MSHA	Mining	Under	Under	Last	Initiated	Resolved
	S&S	104(b)	And	110(b)(2)	107(a)	Assessments	Related	Section	Section	Day of	During	During
	Citations	Orders	Orders	Violations	Orders	Proposed	Fatalities	104(e)	104(e)	Period	Period	Period
Mine	(#)	(#)	(#)	(#)	(#)	($1,000)	(#)	(yes/no)	(yes/no)	(#)	(#)	(#)

Kemmerer Mine	22	1	—	—	1	$292	—	no	no	8	7	14
McKinley Mine	17	—	2	—	—	$130	—	no	no	1	2	3
North River Mine(1)	17	1	—	—	—	$13	—	no	no	24	13	17
Questa Mine	11	—	—	—	—	$15	—	no	no	—	2	2

(1)	The North River Mine was sold May 6, 2011.

E-25